PRICING TERM SHEET Dated as of November 19, 2013

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement File No. 333-187275

Supplementing the Preliminary

Prospectus Supplement

dated November 19, 2013 and the

Prospectus dated November 8, 2013

COCA-COLA FEMSA, S.A.B. DE C.V.

2.375% Senior Notes due 2018

3.875% Senior Notes due 2023

5.250% Senior Notes due 2043

This pricing term sheet relates only to the senior notes (the “Notes”) described below and should be read together with the preliminary prospectus supplement dated November 19, 2013 (including the documents incorporated by reference therein) relating to the Offering (the “Preliminary Prospectus Supplement”) before making a decision in connection with an investment in the Notes. The information in this term sheet supersedes the information in the Preliminary Prospectus Supplement relating to the Notes to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the relevant Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Issuer:	Coca-Cola FEMSA, S.A.B. de C.V.

Guarantors:

Propimex, S. de R.L. de C.V.

Comercializadora La Pureza de Bebidas, S. de R.L. de C.V.

Grupo Embotellador Cimsa, S. de R.L. de C.V.

Refrescos Victoria del Centro, S. de R.L. de C.V.

Servicios Integrados Inmuebles del Golfo, S. de R.L. de C.V.

Yoli de Acapulco, S.A. de C.V.

Controladora Interamericana de Bebidas, S. de R.L. de C.V.

Notes:	2.375% Senior Notes due 2018 (the “2018 Notes”) 3.875% Senior Notes due 2023 (the “2023 Notes”) 5.250% Senior Notes due 2043 (the “2043 Notes”)

Issue Amount:	2018 Notes: U.S.$1,000,000,000 2023 Notes: U.S.$750,000,000 2043 Notes: U.S.$400,000,000

Coupon:	2018 Notes: 2.375% 2023 Notes: 3.875% 2043 Notes: 5.250%

Maturity:	2018 Notes: November 26, 2018 2023 Notes: November 26, 2023 2043 Notes: November 26, 2043

Interest Payment Dates:

2018 Notes: May 26 and November 26 of each year, commencing on May 26, 2014.

2023 Notes: May 26 and November 26 of each year, commencing on May 26, 2014.

2043 Notes: May 26 and November 26 of each year, commencing on May 26, 2014.

Benchmark Treasury:	2018 Notes: UST 1.250% due October 2018 2023 Notes: UST 2.750% due November 2023 2043 Notes: UST 3.625% due August 2043

Spread to Benchmark Treasury:	2018 Notes: T+105 2023 Notes: T+135 2043 Notes: T+155

Benchmark Treasury Price and Yield:	2018 Notes: 99-16 1⁄4 / 1.353% 2023 Notes: 100-12 / 2.707% 2043 Notes: 96-21+ / 3.813%

Price to Investors:	2018 Notes: 99.869% 2023 Notes: 98.516% 2043 Notes: 98.324%

Yield to Maturity:	2018 Notes: 2.403% 2023 Notes: 4.057% 2043 Notes: 5.363%

Ranking:	Senior unsecured

Optional Redemption:

2018 Notes: Make-whole call, in whole or in part, at T+20 bps plus accrued and unpaid interest

2023 Notes: Make-whole call, in whole or in part, at T+20 bps plus accrued and unpaid interest

2043 Notes: Make-whole call, in whole or in part, at T+25 bps plus accrued and unpaid interest

Optional Tax Redemption:	In whole but not in part, at 100% of principal amount plus accrued and unpaid interest upon certain changes in withholding taxes

Trade Date:	November 19, 2013

Settlement Date:	November 26, 2013 (T+5)

Denominations / Multiples:	U.S.$150,000 / U.S.$2,000

Expected Ratings*:	A2 from Moody’s, A- from Standard & Poor’s, and A from Fitch Ratings

Clearing:	DTC / Euroclear / Clearstream

CUSIP/ISIN:	2018 Notes: 191241 AG3/ US191241AG32 2023 Notes: 191241 AE8 / US191241AE83 2043 Notes: 191241 AF5 / US191241AF58

Expected Listing:	Irish Stock Exchange (application pending)

Joint Lead Managers and Bookrunners:	Citigroup Global Markets Inc. Goldman, Sachs & Co. HSBC Securites (USA) Inc. J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc.
Crédit Agricole Securities (USA) Inc. Mizuho Securities USA Inc.

The Issuer has filed a registration statement (including a prospectus dated November 8, 2013 and a Preliminary Prospectus Supplement dated November 19, 2013) with the Securities and Exchange Commission, or SEC, for the Offering. Before you invest, you should read the Preliminary Prospectus Supplement, the accompanying prospectus and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, the underwriters or any dealer participating in the Offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request it by calling Citigroup Global Markets Inc. at 800-831-9146, Goldman, Sachs & Co. at 866-471-2526, HSBC Securities (USA) Inc. at 866-811-8049, J.P. Morgan Securities LLC at 866-846-2874 or Mitsubishi UFJ Securities (USA), Inc. at 877-649-6848.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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